Exhibit 99.1

[XTO Logo Here]

NEWS RELEASE

For Immediate Release

Number: 05-32

XTO ENERGY ANNOUNCES NATURAL GAS AND OIL HEDGES FOR 2006

FORT WORTH, TX (December 6, 2005) - XTO Energy Inc. (NYSE-XTO) announced today the addition of price hedges for future sales of natural gas and oil production in 2006. The hedge volumes for natural gas include 200 million cubic feet per day (Mmcf/d) at a NYMEX price of $14.08 per Mcf for the first quarter and 250 Mmcf/d at a NYMEX price of $11.19 per Mcf for all of 2006. Hedge volumes for oil production include 15,000 barrels per day (BOPD) at a NYMEX price of $59.53 per barrel for all of 2006. The following table details the Company’s updated commodity swap transactions:

	Mcf or Bbls per Day	NYMEX Price per Mcf or Bbls
PRODUCTION:
Natural Gas
Jan-Mar 2006	200,000	$ 14.08
Jan-Dec 2006	250,000	$ 11.19
	10,000	$ 7.78
Oil
Jan-Dec 2006	15,000	$ 59.53

      “With the Company’s expansive drilling inventory, we are increasing our 2006 development efforts to accelerate growth into healthy economics. These commodity price hedges capture phenomenal returns on the related capital budget,” stated Bob R. Simpson, Chairman and Chief Executive.

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XTO Energy Announces Natural Gas and Oil Hedges for 2006

XTO Energy Inc. is a domestic energy producer engaged in the acquisition, development and discovery of quality, long-lived oil and natural gas properties in the United States. Its properties are concentrated in Texas, New Mexico, Arkansas, Oklahoma, Kansas, Wyoming, Colorado, Alaska, Utah and Louisiana.

Contacts:	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800	Gary D. Simpson Senior Vice President Investor Relations & Finance XTO Energy Inc. 817/870-2800

This release can be found at http://www.xtoenergy.com.

Statements made in this news release, including those relating to the Company’s future financial results and future value, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, a significant decline in product prices, the timing and results of drilling activity, the timing of production, treatment and transportation facility installations, the availability of drilling equipment and steel supplies, higher than expected production costs and other expenses and general market conditions. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.